Exhibit 20.1

THIS CIRCULAR IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect about this circular or as to the action to be taken, you should consult your licensed securities dealer, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in Melco Crown Entertainment Limited, you should at once hand this circular, together with the enclosed proxy form, to the purchaser or the transferee or to the bank, the licensed securities dealer or other agent through whom the sale was effected for transmission to the purchaser or the transferee.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this circular, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this circular.

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 6883)

PROPOSALS FOR

GENERAL MANDATES TO ISSUE SHARES AND REPURCHASE SHARES;

RE-ELECTION OF DIRECTORS;

ADOPTION OF CHINESE NAME OF THE COMPANY; AMENDMENTS TO THE

MEMORANDUM AND ARTICLES OF ASSOCIATION; AND

NOTICE OF THE ANNUAL GENERAL MEETING

A notice convening the annual general meeting (the “AGM”) of Melco Crown Entertainment Limited (the “Company”) to be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 23, 2012 at 4:00 p.m. (Hong Kong time) is set out on pages 24 to 28 of this circular. A proxy form for use at the AGM and at any adjournment thereof is enclosed with this circular. Such proxy form is also published on the websites of The Stock Exchange of Hong Kong Limited (www.hkexnews.hk) and the Company (www.melco-crown.com).

Whether or not you are able to attend such meeting, please complete and return the accompanying proxy form in accordance with the instructions printed thereon to the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, as soon as possible and in any event not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof. Completion and return of the proxy form will not preclude you from attending and voting at the meeting or any adjournment thereof (as the case may be) should you so wish.

April 19, 2012

*	For identification purposes only

The English text of this circular shall prevail over the Chinese text for the purpose of interpretation.

— i —

DEFINITIONS

In this circular, unless the context requires otherwise, the following expressions have the following meanings:

“2006 Share Incentive Plan”	a share incentive plan as adopted and revised by the Board on November 28, 2006 and March 17, 2009 and as approved by the Shareholders on December 1, 2006 and May 19, 2009, respectively, which aims to provide incentives in the form of awards to consultants, employees and members of the Board with the view of promoting further success of the Company

“2011 Share Incentive Plan”	a share incentive plan as adopted by the Company pursuant to a resolution passed by the Shareholder at an extraordinary general meeting on October 6, 2011 and became effective on the Listing Date, which aims to provide incentives in the form of awards to consultants, employees and members of the Board, with the view of promoting further success of the Company

“ADS(s)”	American Depositary Share(s) of the Company, each of which represent three Shares

“AGM”	the annual general meeting of the Company to be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 23, 2012 at 4:00 p.m. (Hong Kong time)

“AGM Notice”	the notice for convening the AGM as set out on pages 24 to 28 of this circular

“Articles”	the amended and restated articles of association of the Company, as amended, supplemented or otherwise modified from time to time

“Board”	the board of Directors

“China” or “PRC”	the People’s Republic of China excluding Hong Kong, Macau and Taiwan, except where the context otherwise requires

“Company”	Melco Crown Entertainment Limited (Stock Code: 6883, NASDAQ: MPEL), a company incorporated in the Cayman Islands as an exempted company with limited liability, the Shares of which are listed on the Stock Exchange and the ADSs of which are listed on the NASDAQ Global Select Market

“Crown”	Crown Limited, an Australian-listed corporation, which completed its acquisition of the gaming businesses and investments of PBL, now known as Consolidated Media Holdings Limited, on December 12, 2007

“Crown Asia Investments”	Crown Asia Investments Pty, Ltd., formerly known as PBL Asia Investments Limited, which is 100% indirectly owned by Crown and was incorporated in the Cayman Islands but is now a registered Australian company

DEFINITIONS

“Crown Entertainment Group Holdings”	Crown Entertainment Group Holdings Pty, Ltd., a company incorporated on June 19, 2007 under the laws of Australia and a subsidiary of Crown

“Directors”	the directors of the Company for the time being

“Group”	the Company and its subsidiaries

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Latest Practicable Date”	April 13, 2012, being the latest practicable date prior to the printing of this circular for ascertaining certain information contained herein

“Listing Date”	December 7, 2011, on which the Shares are listed and from which dealings in the Shares are permitted to take place on the Main Board of the Stock Exchange

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange, as amended from time to time

“Macau”	the Macau Special Administrative Region of the PRC

“Melco”	Melco International Development Limited, a Hong Kong-listed company

“Melco Crown Gaming”	Melco Crown Gaming (Macau) Limited, a subsidiary of the Company and the holder of the Group’s subconcession

“Melco Leisure”	Melco Leisure and Entertainment Group Limited, a company incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Melco

“Memorandum”	the amended and restated memorandum of association of the Company, as amended, supplemented or otherwise modified from time to time

“NASDAQ”	the National Association of Securities Dealers Automated Quotation System

“Repurchase Mandate”	a general mandate to be granted to the Directors to exercise the powers of the Company to repurchase Shares during the period as set out in Ordinary Resolution No. 4 up to a maximum of 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing of such resolution

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

DEFINITIONS

“Share(s)”	the ordinary share(s) in the share capital of the Company with a nominal value of US$0.01 each

“Share Issue Mandate”	a general mandate to be granted to the Directors to exercise the powers of the Company to allot, issue and deal with Shares during the period as set out in Ordinary Resolution No. 3 up to 20% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing of such resolution

“Shareholder(s)”	holder(s) of our Share(s) from time to time

“SPV”	Melco Crown SPV Limited, formerly known as Melco PBL SPV Limited, a Cayman Islands exempted company which is 50/50 owned by Melco Leisure and Crown Asia Investments

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“US$” and “U.S. dollars”	United States dollars, the lawful currency of the United States of America

“%”	per cent.

In this circular, the terms “associate”, “connected person”, “controlling shareholder”, “subsidiary” and “substantial shareholder” shall have the meanings given to such terms in the Listing Rules, unless the context otherwise requires.

LETTER FROM THE BOARD

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 6883)

Executive Director:	Registered Office:
Mr. Lawrence Yau Lung Ho	Walker House
(Co-Chairman and Chief Executive Officer)	87 Mary Street
George Town
Non-executive Directors:	Grand Cayman KY1-9005
Mr. James Douglas Packer (Co-Chairman)	Cayman Islands
Mr. John Peter Ben Wang
Mr. Yuk Man Chung	Principal place of business and
Mr. William Todd Nisbet	head office in Macau:
Mr. Rowen Bruce Craigie	22/F, Golden Dragon Centre
Avenida Xian Xing Hai
Independent non-executive Directors:	Macau
Mr. James Andrew Charles MacKenzie
Mr. Thomas Jefferson Wu	Place of business in Hong Kong:
Mr. Yiu Wa Alec Tsui	36th Floor, The Centrium
Mr. Robert Wason Mactier	60 Wyndham Street
Central
Hong Kong

April 19, 2012

To the Shareholders

Dear Sir or Madam,

PROPOSALS FOR

GENERAL MANDATES TO ISSUE SHARES AND REPURCHASE SHARES;

RE-ELECTION OF DIRECTORS;

ADOPTION OF CHINESE NAME OF THE COMPANY; AMENDMENTS TO THE

MEMORANDUM AND ARTICLES OF ASSOCIATION; AND

NOTICE OF THE ANNUAL GENERAL MEETING

1.	INTRODUCTION

The purpose of this circular is to provide you with information regarding (i) the Share Issue Mandate; (ii) the Repurchase Mandate; (iii) the proposed re-election of Directors; (iv) the adoption of the Chinese name of the Company; and (v) the amendments to the Memorandum and Articles, at the AGM and to provide you with the AGM Notice.

*	For identification purposes only

LETTER FROM THE BOARD

2.	GENERAL MANDATE TO ISSUE SHARES

The ordinary resolution set out in item 3 of the AGM Notice will be proposed at the AGM to grant a general and unconditional mandate to the Directors to allot, issue and deal with new Shares with an aggregate nominal amount not exceeding 20% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing the proposed resolution at the AGM. The Share Issue Mandate will provide flexibility to the Company to raise funds by issue of Shares efficiently.

As at the Latest Practicable Date, there were in issue an aggregate of 1,657,115,300 Shares. On the assumption that no Share will be issued prior to the AGM, exercise in full of the Share Issue Mandate could result in up to 331,423,060 Shares being issued by the Company.

In addition, an ordinary resolution will also be proposed to authorize an extension of this mandate by adding thereto the aggregate nominal amount of any Shares repurchased under the Repurchase Mandate (if such mandate is approved by the Shareholders).

The Share Issue Mandate will continue to be in force from the passing of the said resolution until whichever the following first occurs:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required by the Articles or any other applicable laws of the Cayman Islands to be held; and

(iii)	the revocation or variation of the authority given under such ordinary resolution by ordinary resolution of the Shareholders in general meeting.

The Company has no current intention of exercising the Share Issue Mandate (other than (i) the Shares to be issued upon vesting of restricted Shares and exercise of the share options granted under the 2006 Share Incentive Plan; (ii) the Shares to be issued upon vesting of restricted Shares to non-connected person(s) of the Company and exercise of the share options granted under the 2011 Share Incentive Plan; and (iii) future fund raising).

3.	GENERAL MANDATE TO REPURCHASE SHARES

The ordinary resolution set out in item 4 of the AGM Notice will be proposed at the AGM to give the Directors a general and unconditional mandate to exercise the powers of the Company to repurchase issued and fully paid Shares with an aggregate nominal amount not exceeding 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing the proposed resolution at the AGM. The Repurchase Mandate will provide the Company the flexibility to make such repurchase when appropriate and beneficial to the Company. Such repurchase may enhance the net value of the Company and/or earnings per Share. No repurchase would be made in circumstances that would have a material adverse impact on the working capital or gearing ratio of the Company.

As at the Latest Practicable Date, there were in issue an aggregate of 1,657,115,300 Shares. On the assumption that no Share will be issued prior to the AGM, exercise in full of the Repurchase Mandate could result in up to 165,711,530 Shares being repurchased by the Company.

LETTER FROM THE BOARD

The Repurchase Mandate will continue to be in force from the passing of the said resolution until whichever the following first occurs:

(i)	the conclusion of the next annual general meeting of the Company;

(ii)	the expiration of the period within which the next annual general meeting of the Company is required by the Articles or any other applicable laws of the Cayman Islands to be held; and

(iii)	the revocation or variation of the authority given under such ordinary resolutions by ordinary resolution of the Shareholders in general meeting.

The Company has no current intention of exercising the Repurchase Mandate.

A statement explaining the Repurchase Mandate in accordance with the Listing Rules is set out in Appendix I to this circular.

4.	RE-ELECTION OF DIRECTORS

The Board currently consists of ten Directors comprising one executive Director, namely, Mr. Lawrence Yau Lung Ho (Co-Chairman and Chief Executive Officer); five non-executive Directors, namely, Mr. James Douglas Packer (Co-Chairman), Mr. John Peter Ben Wang, Mr. Yuk Man Chung, Mr. William Todd Nisbet, and Mr. Rowen Bruce Craigie, and four independent non-executive Directors, namely, Mr. James Andrew Charles MacKenzie, Mr. Thomas Jefferson Wu, Mr. Yiu Wa Alec Tsui, and Mr. Robert Wason Mactier.

Under the Articles, one-third of the Directors holding office for the time being shall retire by rotation provided that every Director shall be subject to retirement at least once every three years. All the Directors shall retire from office by rotation at the AGM and, being eligible, would offer themselves for re-election.

Shareholders are recommended to vote in favor of re-election of the above Directors as the Board believes that their qualifications and related expertise will continue to bring a wide range of business experience to the Board. Particulars of the Directors proposed for re-election at the AGM are set out in Appendix II to this circular.

5.	ADOPTION OF CHINESE NAME OF THE COMPANY

The Directors propose to adopt “ ” as the Chinese name of the Company, which was previously used for identification purposes only (the “Proposed Adoption”). The Directors believe that the Proposed Adoption will solidify the identity of the Company amongst its Hong Kong investor base and benefit the Company’s overall future business development. The Board is of the opinion that the Proposed Adoption is in the best interests of the Company and the Shareholders as a whole. Special resolutions set out in items 6 and 7 of the AGM Notice will be proposed at the AGM to approve the Proposed Adoption and the amendment of the Memorandum and Articles to reflect the Proposed Adoption, respectively.

The Proposed Adoption will be subject to the passing of a special resolution by the Shareholders approving the Proposed Adoption at the AGM. Assuming the aforesaid condition is fulfilled, the Proposed Adoption will take effect from the date of the AGM (or in the event the AGM is adjourned, from the date of the adjourned AGM). The Company will then carry out all necessary filing procedures with the Companies Registry in Hong Kong.

LETTER FROM THE BOARD

Upon the adoption of the Chinese name of the Company being effective, all existing share certificates bearing the English name of the Company shall continue to be evidence of title to the Shares and shall continue to be valid for trading, settlement, registration and delivery for the same number of Shares in the English and new Chinese name of the Company, and the rights of the Shareholders will not be affected as a result of the Proposed Adoption.

Should the Proposed Adoption become effective, any issue of share certificates thereafter will bear both the English and Chinese names of the Company. There will not be any arrangements for free exchange of existing share certificates of the Company for new share certificates bearing also the Chinese name of the Company.

Further announcement(s) will be made by the Company when the Proposed Adoption becomes effective to inform the Shareholders of the results of the AGM and the effective date of the Proposed Adoption.

6.	AMENDMENTS TO THE MEMORANDUM AND ARTICLES

The Board proposes to make certain amendments to the existing Memorandum and Articles for the purposes of conforming the latest amendments to the Listing Rules and to reflect the adoption of the Company’s Chinese name. The Directors propose to seek the approval of Shareholders by way of a special resolution set out in item 7 of the AGM Notice at the AGM. Details of the amendments to the Memorandum and Articles are set out in the AGM Notice.

The effects of the proposed amendments to the Memorandum and Articles are summarized as follows:

(i)	all resolutions at general meetings of the Company shall be decided by poll other than resolutions which relate purely to a procedural or administrative matter as may be permitted under the Listing Rules to be voted on by a show of hands; and

(ii)	a Director shall not vote on any Board resolution approving any contract or arrangement or any other proposal in which he or any of his associates has a material interest.

It is proposed that the amendments will be made through the adoption of a replacement amended and restated Memorandum and Articles.

7.	ANNUAL GENERAL MEETING

The AGM Notice is set out on pages 24 to 28 to this circular.

Pursuant to Rule 13.39(4) of the Listing Rules, any vote of Shareholders at a general meeting must be taken by poll except where the chairman, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. The Company will announce the results of the poll in the manner prescribed under the Listing Rules.

LETTER FROM THE BOARD

A proxy form for use by the Shareholders at the AGM is enclosed with this circular. Whether or not you are able to attend the AGM in person, you are requested to complete the proxy form and return it in accordance with the instructions printed thereon to the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, as soon as possible and in any event not less than 48 hours before the time fixed for the AGM. Completion and return of the proxy form will not preclude you from attending and voting in person at the AGM should you so wish.

8.	RECOMMENDATION

The Board believes that the granting of the Share Issue Mandate and the Repurchase Mandate, the re- election of the Directors, the Proposed Adoption and the amendment of the Memorandum and Articles as set out in the AGM Notice are all in the best interests of the Company and its Shareholders. Accordingly, the Board recommends the Shareholders to vote in favor of the relevant resolutions to be proposed at the AGM.

Your attention is drawn to the additional information set out in the Appendices to this circular.

9.	RESPONSIBILITY STATEMENT

This circular includes particulars given in compliance with the Listing Rules for the purpose of giving information with regard to the Company. The Directors collectively and individually accept full responsibility for the accuracy of the information contained in this circular and confirm, having made all reasonable enquiries, that to the best of their knowledge and belief, there are no other facts the omission of which would make any statement herein misleading.

By Order of the Board of
Melco Crown Entertainment Limited Lawrence Yau Lung Ho
Co-Chairman and Chief Executive Officer

APPENDIX I	EXPLANATORY STATEMENT

This appendix serves as an explanatory statement, as required by the Listing Rules, to provide requisite information to you for your consideration of the Repurchase Mandate to be proposed at the AGM.

1.	LISTING RULES

The Listing Rules permit companies whose primary listings are on the Stock Exchange to repurchase their shares on the Stock Exchange, subject to certain restrictions, the most important of which are summarized below:

(i)	the shares to be repurchased by a company must be fully paid-up;

(ii)	the company has previously sent to its shareholders an explanatory statement complying with the Listing Rules; and

(iii)	all on-market repurchase of shares by a company with its primary listing on the Stock Exchange must be approved in advance by an ordinary resolution, either by way of a specific approval in relation to specific transactions or by a general mandate to the directors of the company to make such repurchase, and a copy of such resolution together with the necessary documentation have been delivered to the Stock Exchange in accordance with the Listing Rules.

2.	SHARE CAPITAL

As at the Latest Practicable Date, the issued share capital of the Company comprised 1,657,115,300 Shares.

Subject to the passing of the relevant ordinary resolution for the Repurchase Mandate and on the basis that no further Shares are issued or repurchased prior to the AGM, the Company would be allowed under the Repurchase Mandate to repurchase a maximum of 165,711,530 Shares (representing 10% of the aggregate nominal amount of the Company’s issued share capital at the date of passing the resolution).

3.	REASONS FOR SHARE REPURCHASES

The Directors believe that it is in the best interests of the Company and the Shareholders to have a general mandate from the Shareholders to enable the Directors to repurchase Shares on the market. Such repurchases may, depending on market conditions and funding arrangements at the time, lead to an enhancement of the net asset value of the Company and/or its earning per Share and will only be made when the Directors believe that such repurchases will benefit the Company and the Shareholders.

4.	FUNDING OF REPURCHASES

Any repurchase will be made out of funds which are legally available for the purpose in accordance with the Memorandum and Articles, the Listing Rules and the applicable laws of the Cayman Islands. The Directors do not propose to exercise the Repurchase Mandate to such extent as would, in the circumstances, have a material adverse effect on the working capital of the Company or the gearing position which in the opinion of the Directors are from time to time appropriate for the Company.

APPENDIX I	EXPLANATORY STATEMENT

5.	SHARE PRICES

The following table shows the highest and lowest prices at which the Shares have been traded on the Stock Exchange in each of the previous months before the Latest Practicable Date:

Month	Highest HK$	Lowest HK$
2011
December (Note)	26.4	22.4
2012
January	30.9	24.3
February	33.0	28.7
March	37.4	31.2
April (up to the Latest Practicable Date)	36.8	35.0

Note:

The Shares were listed on the Stock Exchange on December 7, 2011.

6.	EFFECT OF THE TAKEOVERS CODE

If as a result of a Share repurchase, a Shareholder’s proportionate interest in the voting rights of the Company increases, such increase will be treated as an acquisition for the purposes of Rule 32 of the Takeovers Code. As a result, a Shareholder, or a group of Shareholders acting in concert (within the meaning under the Takeovers Code), depending on the level of increase in the Shareholder’s interests, could obtain or consolidate control of the Company and become obliged to make a mandatory offer in accordance with Rules 26 and 32 of the Takeovers Code.

As at the Latest Practicable Date, the following Shareholders had interests representing 5% or more of the issued share capital of the Company:

		Approximate % of shareholding
Name of Shareholder	Number of Shares held	As at the Latest Practicable Date	If Repurchase Mandate is exercised in full
Melco Leisure(1)	1,118,458,086	67.49%	74.99%
Crown Asia Investments(2)	1,118,458,086	67.49%	74.99%
Crown Entertainment Group Holdings(3)	1,118,458,086	67.49%	74.99%
Melco(4)	1,118,458,086	67.49%	74.99%
Crown(5)	1,118,458,086	67.49%	74.99%

APPENDIX I	EXPLANATORY STATEMENT

Notes:

(1)	Melco Leisure is the beneficial owner of 556,222,503 Shares and is deemed or taken to be interested in 556,222,503 Shares owned by Crown Asia Investments pursuant to rights of first refusal over such Shares granted by Crown Asia Investments in favor of Melco Leisure under the new Shareholders’ deed, which became effective in December 2007 (the “New Shareholders’ Deed”), entered into between Melco and Crown. SPV is owned as to 50% by Melco Leisure and 50% by Crown Asia Investments and 2,004,360 ADSs (6,013,080 Shares) were held by SPV as at the Latest Practicable Date.
(2)	Crown Asia Investments is the beneficial owner of 556,222,503 Shares and is deemed or taken to be interested in 556,222,503 Shares owned by Melco Leisure pursuant to rights of first refusal over such Shares granted by Melco Leisure in favor of Crown Asia Investments under the New Shareholders’ Deed. SPV is owned as to 50% by Melco Leisure and 50% by Crown Asia Investments and 2,004,360 ADSs (6,013,080 Shares) were held by SPV as at the Latest Practicable Date.
(3)	Crown Asia Investments is a direct wholly-owned subsidiary of Crown Entertainment Group Holdings and Crown Entertainment Group Holdings is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested in as referred to in Note (2) above.
(4)	Melco Leisure is a direct wholly-owned subsidiary of Melco and Melco is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested in as referred to in Note (1) above.
(5)	Crown Entertainment Group Holdings is a direct wholly-owned subsidiary of Crown and Crown is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested in as referred to in Note (2) above.
(6)	As at the Latest Practicable Date, Mr. Lawrence Yau Lung Ho had a long position of 1,127,974,454 Shares or underlying Shares of the Company, representing approximately 68.06% of the Company’s shareholding. As at the Latest Practicable Date, Mr. Ho personally held 13,912,612 ordinary shares of Melco, representing approximately 1.13% of Melco’s ordinary shares. In addition, 115,509,024 shares of Melco were held by Lasting Legend Ltd., 288,532,606 shares of Melco were held by Better Joy Overseas Ltd., 18,587,447 shares of Melco were held by Mighty Dragon Developments Limited and 7,294,000 shares of Melco were held by The L3G Capital Trust, representing approximately 9.36%, 23.39%, 1.51% and 0.59% of Melco’s ordinary shares, all of which companies are owned by persons and/or trusts affiliated with Mr. Ho. Mr. Ho also had interest in Great Respect Limited, a company controlled by a discretionary trust, the beneficiaries of which include Mr. Ho and his immediate family members. Under the amended convertible loan notes issued by Melco held by Great Respect Limited, a total number of 298,982,188 new shares may be issued by Melco, representing approximately 24.23% of the existing issued share capital and approximately 19.51% of the enlarged issued share capital of Melco as a result of any future exercise in full of the conversion rights attaching to the amended convertible loan notes by Great Respect Limited. Melco Leisure is a wholly-owned subsidiary of Melco and accordingly, Mr. Ho is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested in or is deemed or taken to be interested in. Ms. Lo Sau Yan, Sharen is the spouse of Mr. Ho and is deemed or taken to be interested in the Shares or underlying Shares held by Mr. Lawrence Ho.
(7)	As at the Latest Practicable Date, Mr. James Douglas Packer had a long position of 1,118,458,086 Shares, representing approximately 67.49% of the Company’s shareholding. Mr. Packer and his controlled corporations are interested in 48.09% of the issued share capital of Crown, which in turn is interested in the entire issued share capital of Crown Entertainment Group Holdings, which in turn is interested in the entire issued share capital of Crown Asia Investments. Accordingly, Mr. Packer is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested in or is deemed or taken to be interested in. Ms. Erica Louise Packer is the spouse of Mr. Packer and is deemed or taken to be interested in the Shares held by Mr. Packer.

Based on the above and in the event that the Directors exercised in full the power to repurchase Shares under the Repurchase Mandate, the interests of each of the above Shareholders in the Company would be increased to approximately the percentages as set out in the table above.

APPENDIX I	EXPLANATORY STATEMENT

On the basis of the aforesaid increase of shareholding held by the Shareholders, the Directors are not aware of any consequences of such repurchases of Shares that would result in any Shareholder, or a group of Shareholders acting in concert, becoming obliged to make a mandatory offer under Rule 26 of the Takeovers Code if the Repurchase Mandate were exercised in full. Moreover, the Directors do not intend to exercise the power to repurchase Shares to an extent which would render the aforesaid Shareholders or any Shareholder or group of Shareholders acting in concert obliged to make a mandatory offer under Rule 26 of the Takeovers Code. As the exercise of the Repurchase Mandate in full would result in insufficient public float of the Company, the Directors have no intention to exercise the Repurchase Mandate to such an extent that results in a public shareholding of less than the minimum public float requirement of 25% of the total issued share capital of the Company.

7.	DIRECTORS, THEIR ASSOCIATES AND CONNECTED PERSONS

None of the Directors nor, to the best of their knowledge having made reasonable enquiries, any of their associates has any present intention, in the event that the Repurchase Mandate is approved by Shareholders, to sell Shares to the Company.

No connected person of the Company has notified the Company that he/she/it has any present intention to sell Shares to the Company, or has undertaken not to do so, in the event that the Repurchase Mandate is approved by the Shareholders.

8.	UNDERTAKING OF THE DIRECTORS

The Directors have undertaken to the Stock Exchange to exercise the power of the Company to make repurchases pursuant to the proposed Repurchase Mandate in accordance with the Listing Rules, the applicable laws of the Cayman Islands and in accordance with the Memorandum and Articles.

9.	SHARE REPURCHASE MADE BY THE COMPANY

The Company has not repurchased any of its Shares (whether on the Stock Exchange or otherwise) in the six months preceding the date of this circular. The Company will not repurchase its Shares if less than 25% of its issued share capital is held by the public.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

The following are the particulars of the Directors proposed for re-election at the AGM:

(1)	Mr. Lawrence Yau Lung Ho (aged 35)

Executive Director (Co-Chairman and Chief Executive Officer)

Mr. Lawrence Yau Lung Ho was appointed as our executive Director on December 20, 2004 and has served as a Co-Chairman of the Board and Chief Executive Officer since December 2004. Since November 2001, Mr. Ho has also served as the managing Director and, since March 2006, the chairman and chief executive officer of Melco. Mr. Ho has served as a director of Melco Leisure since 2001. Mr. Ho serves on numerous boards and committees of privately held companies in Hong Kong, Macau and mainland China. He was previously the chairman and non-executive director of Value Convergence Holdings Limited (resigned in September 2009), a company listed on the Hong Kong Stock Exchange and the chairman and director of Mountain China Resorts (Holding) Limited (formerly known as Melco China Resorts (Holding) Limited) (resigned in April 2010), a company listed on the TSX Venture Exchange of Canada. In recognition of Mr. Ho’s excellent directorship and entrepreneurial spirit, Institutional Investor honored him as the “Best CEO” in 2005. He was also granted the “5th China Enterprise Award for Creative Businessmen” by the China Marketing Association and China Enterprise News, “Leader of Tomorrow” by Hong Kong Tatler and one of the “Directors of the Year” awards by the Hong Kong Institute of Directors in 2005. As a socially responsible young entrepreneur in Hong Kong, Mr. Ho was elected as one of the “Ten Outstanding Young Persons Selection 2006,” organized by the Junior Chamber International Hong Kong. In 2007, he was elected as a finalist in the “Best Chairman” category in the “Stevie International Business Awards” and one of the “100 Most Influential People across Asia Pacific” by Asiamoney magazine, and in 2008, he was granted the “China Charity Award” by the Ministry of Civil Affairs of the People’s Republic of China. In 2009, Mr. Ho was selected by FinanceAsia as one of the “Best CEOs” in Hong Kong, “China Top Ten Financial and Intelligent Persons” judged by a panel led by the Beijing Cultural Development Study Centre, and was named “Young Entrepreneur of the Year” at Hong Kong’s first Asia Pacific Entrepreneurship Awards. Mr. Ho was selected again as one of the “Best CEOs” in Hong Kong by FinanceAsia in 2010 and 2011. He was also awarded “Asia’s Best CEO (Investor Relations)” at the Asian Excellence Awards by Corporate Governance Asia magazine in 2011. Mr. Ho graduated with a bachelor of arts degree in commerce from the University of Toronto, Canada in June 1999 and was awarded the Honorary Doctor of Business Administration degree by Edinburgh Napier University, Scotland in July 2009 for his contribution to business, education and the community in Hong Kong, Macau and China.

Mr. Ho is the managing director of Melco Crown Gaming and the director of Melco Crown (Macau) Peninsula Developments Limited, Melco Crown (Macau Peninsula) Hotel Limited, Studio City Developments Limited, Studio City Entertainment Limited and Studio City International Holdings Limited, all of which are subsidiaries of the Company.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Ho has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date, Mr. Ho personally holds 13,912,612 ordinary shares of Melco, representing approximately 1.13% of Melco’s ordinary shares. In addition, 115,509,024 shares of Melco are held by Lasting Legend Ltd., 288,532,606 shares of Melco are held by Better Joy Overseas Ltd., 18,587,447 shares of Melco are held by Mighty Dragon Developments Limited and 7,294,000 shares of Melco are held by The L3G Capital Trust, representing approximately 9.36%, 23.39%, 1.51% and 0.59% of Melco’s ordinary shares, all of which companies are owned by persons and/or trusts affiliated with Mr. Ho. Mr. Ho also has interest in Great Respect Limited, a company controlled by a discretionary trust, the beneficiaries of which include Mr. Ho and his immediate family members.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

Under the amended convertible loan notes issued by Melco held by Great Respect Limited, a total number of 298,982,188 new shares may be issued by Melco, representing approximately 24.23% of the existing issued share capital and approximately 19.51% of the enlarged issued share capital of Melco as a result of any future exercise in full of the conversion rights attaching to the amended convertible loan notes by Great Respect Limited. Melco Leisure is a wholly-owned subsidiary of Melco and accordingly, Mr. Ho is deemed or taken to be interested in 1,118,458,086 Shares in which Melco Leisure is interested in or is deemed or taken to be interested in. Further, SPV is owned as to 50% by Melco Leisure and 50% by Crown Asia Investments and 2,004,360 ADSs (6,013,080 Shares) are held by SPV as at the Latest Practicable Date. Pursuant to the terms of the exchangeable bonds issued by SPV, holders of the exchangeable bonds are entitled to exchange such bonds for ADSs. Based on approximately 1,657,115,300 Shares in issue as at the Latest Practicable Date, if at that date, all the outstanding exchangeable bonds were exchanged into ADSs at 100% of their principal amount, this would amount to 2,006,980 ADSs, representing 6,020,940 Shares and approximately 0.36% of the existing share capital of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Ho has (i) a corporate interest of 1,118,458,086 Shares and a personal interest of 2,980,682 Shares, 5,574,729 underlying Shares in respect of share options and 960,957 restricted shares (not yet vested), granted under the share incentive plans of the Company; and (ii) a personal interest of 1,000,000 shares in the capital of Melco Crown Gaming. Save as disclosed herein and as at the Latest Practicable Date, Mr. Ho did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Ho and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meetings pursuant to the Articles. Mr. Ho entered into an employment contract with the Company for his role as the Chief Executive Officer of the Company. Mr. Ho receives compensation from his role as the Chief Executive Officer of the Company, which includes basic salary, discretionary bonus, share-based compensation and other benefits, which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Ho, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Ho that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(2)	Mr. James Douglas Packer (aged 44)

Non-executive Director (Co-Chairman)

Mr. Packer was appointed as our non-executive Director on March 8, 2005 and has served as our co-chairman of our Board since March 2005. Mr. Packer is the executive chairman of Crown, an operator of casinos and integrated resorts, having been appointed on its formation in 2007, and a member of the Crown Investment Committee since February 2008. Mr. Packer is also the chairman of Consolidated Press Holdings Limited (the largest shareholder of Crown), having been appointed in January 2006, and the deputy chairman of Consolidated Media Holdings Limited, having been appointed in December 2007. Mr. Packer is a director of Crown Melbourne Limited, a casino and integrated resort operator, having been appointed in July 1999, and Burswood Limited, a casino and integrated resort operator, having been appointed in September 2004. His previous directorships include Challenger Limited from November 2003 to September 2009, SEEK Limited from October 2003 to August 2009, Ellerston Capital Limited from August 2004 to August 2011, Sunland Group Limited from July 2006 to August 2009, and Ten Network Holdings Limited from December 2010 to March 2011.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Packer has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date, Mr. Packer and his controlled corporations are interested in 48.09% of the issued share capital of Crown, which in turn is interested in the entire issued share capital of Crown Entertainment Group Holdings, which in turn is interested in the entire issued share capital of Crown Asia Investments. Accordingly, Mr. Packer is deemed or taken to be interested in 1,118,458,086 Shares in which Crown Asia Investments is interested in or is deemed or taken to the interested in. Further, SPV is owned as to 50% by Melco Leisure and 50% by Crown Asia Investments and 2,004,360 ADSs (6,013,080 Shares) are held by SPV as at the Latest Practicable Date. Pursuant to the terms of the exchangeable bonds issued by SPV, holders of the exchangeable bonds are entitled to exchange such bonds for ADSs. Based on approximately 1,657,115,300 Shares in issue as at the Latest Practicable Date, if at that date, all the outstanding exchangeable bonds were exchanged into ADSs at 100% of their principal amount, this would amount to 2,006,980 ADSs, representing 6,020,940 Shares and approximately 0.36% of the existing share capital of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Packer has a corporate interest of 1,118,458,086 Shares. Save as disclosed herein and as at the Latest Practicable Date, Mr. Packer did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Packer and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Packer is entitled to emolument which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Packer, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Packer that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(3)	Mr. John Peter Ben Wang (aged 51)

Non-executive Director

Mr. Wang was appointed as our non-executive Director on November 21, 2006. Since November 2009, Mr. Wang has served as a non-executive director of MelcoLot Limited, a company listed on the Stock Exchange. The principal activities of MelcoLot Limited include the management of lottery business, manufacturing and sales of lottery terminals and POS machines, and provision of management services for distribution of lottery products. Mr. Wang is also a non-executive director of China Precious Metal Resources Holdings Co., Ltd, a company listed on the Stock Exchange and is the chairman and executive director of Summit Ascent Holdings Limited, also listed on the Stock Exchange. Mr. Wang was the chief financial officer of Melco from 2004 to September 2009. Prior to joining Melco in 2004, Mr. Wang had over 18 years of professional experience in the securities and investment banking industry. He was a non-executive director of Oriental Ginza Holdings Limited, which is listed on the Stock Exchange until March 1, 2012.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

He was the managing director of JS Cresvale Securities International Limited (HK) from 1998 to 2004 and prior to 1998, he worked for Deutsche Morgan Grenfell (HK), CLSA (HK), Barclays (Singapore), SG Warburg (London), Salomon Brothers (London), the London Stock Exchange and Deloitte Haskins & Sells (London). Mr. Wang qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales in 1985. He graduated from the University of Kent at Canterbury in the United Kingdom with a bachelor degree in accounting in July 1982.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Wang has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Wang has personal interests of 65,179 Shares and 194,664 underlying Shares in respect of share options and 70,320 restricted shares (not yet vested) granted under the share incentive plans of the Company. Save as disclosed herein and as at the Latest Practicable Date, Mr. Wang did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Wang and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Wang is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Wang his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Wang that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(4)	Mr. Yuk Man Chung (aged 49)

Non-executive Director

Mr. Chung was appointed as our non-executive Director on November 21, 2006. Mr. Chung has also been an executive director of Melco since May 2006. Mr. Chung joined Melco in December 2003 and assumed the role of chief financial officer. Mr. Chung has served as a director of Melco Leisure since 2008. Before joining Melco, he was the chief financial officer at Megavillage Group from September 2000 to November 2003, a vice-president at Lazard Asia Investment Management (H.K.) Ltd from June 1998 to September 2000, a vice-president at Pacific Century Group, and a qualified accountant with Arthur Andersen from July 1987 to June 1992. Mr. Chung has also been serving as the chairman and chief executive officer of Entertainment Gaming Asia Inc. (formerly known as Elixir Gaming Technologies, Inc.), a company listed on the New York Stock Exchange (NYSE-Amex), since August 2008 and October 2008, respectively. Mr. Chung obtained a master’s degree in business administration from the Kellogg School of Management at Northwestern University and The Hong Kong University of Science and Technology in 2008 and is a member of the Hong Kong Institute of Certified Public Accountants (formerly known as the Hong Kong Society of Accountants) and the Institute of Chartered Accountants in England and Wales.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Chung has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Chung has personal interests of 65,179 Shares and 194,664 underlying Shares in respect of share options and 110,982 restricted shares (not yet vested), granted under the share incentive plans of the Company. Save as disclosed herein and as at the Latest Practicable Date, Mr. Chung did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Chung and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Chung is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Chung, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Chung that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(5)	Mr. William Todd Nisbet (aged 44)

Non-executive Director

Mr. Nisbet was appointed as our non-executive Director on October 14, 2009. Mr. Nisbet joined Crown, an operator of casinos and integrated resorts, in 2007. In his role as executive vice president — strategy and development at Crown, Mr. Nisbet is responsible for all project development and construction operations of Crown. From August 2000 through July 2007, Mr. Nisbet held the position of executive vice president — project director for Wynn Design and Development, a development subsidiary of Wynn Resorts Limited (“Wynn”), an operator of casinos and integrated resorts. Serving this role with Wynn, Mr. Nisbet was responsible for all project development and construction operations undertaken by Wynn. Prior to joining Wynn, Mr. Nisbet was the vice president of operations for Marnell Corrao Associates. During Mr. Nisbet’s 14 years at Marnell Corrao from 1986 to 2000, he was responsible for managing various aspects of the construction of some of Las Vegas’ most elaborate and industry defining properties. Mr. Nisbet obtained a bachelor of science degree in Finance from the University of Nevada, Las Vegas in 1993.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Nisbet has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

Save as disclosed herein and as at the Latest Practicable Date, Mr. Nisbet did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

There is no director service contract entered into between Mr. Nisbet and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Nisbet is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Nisbet, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Nisbet that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(6)	Mr. Rowen Bruce Craigie (aged 56)

Non-executive Director

Mr. Craigie was appointed as our non-executive Director on March 8, 2005. Mr. Craigie is the chief executive officer and director of Crown, an operator of casinos and integrated resorts, having been appointed on its formation in 2007, and a director of Crown Asia Investments and Crown Entertainment Group Holdings. Mr. Craigie is also a director of Crown Melbourne Limited, a casino and integrated resort operator, having been appointed in January 2001, and Burswood Limited, a casino and integrated resort operator, having been appointed in September 2004. Mr. Craigie previously served as the chief executive officer of PBL Gaming from 2006 to 2007 and as the chief executive officer of Crown Melbourne Limited from 2002 to 2007. Mr. Craigie was a director of Consolidated Media Holdings Limited from January 2002 to April 2009. Mr. Craigie joined Crown Melbourne Limited in 1993, was appointed as the executive general manager of its Gaming Machines department in 1996, and was promoted to chief operating officer in 2000. Prior to joining Crown Melbourne Limited, Mr. Craigie was the group general manager for gaming at the TAB in Victoria from 1990 to 1993, and held senior economic policy positions in Treasury and the Department of Industry in Victoria from 1984 to 1990. He obtained a bachelor of economics (honors) degree from Monash University, Melbourne, Australia in 1976.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Craigie has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Craigie has personal interests of 15,800 Shares. Save as disclosed herein and as at the Latest Practicable Date, Mr. Craigie did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

There is no director service contract entered into between Mr. Craigie and the Company. He is not appointed as a Director for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. Craigie is entitled to share-based compensation which is determined with reference to his duties and responsibilities with the Company, experience and abilities required of Mr. Craigie, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

Save as disclosed above, there are no other matters concerning Mr. Craigie that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(7)	Mr. James Andrew Charles MacKenzie (aged 58)

Independent non-executive Director

Mr. MacKenzie was appointed as an independent non-executive Director on April 24, 2008. Mr. MacKenzie has also served as chairman of Mirvac Group since 2005, Pacific Brands Ltd. since 2008, and Gloucester Coal Limited since 2009. He led the transformation of the Victorian Government’s Personal Injury Schemes from 2000 to 2007 and prior to 2005 he held senior executive positions with ANZ Banking Group, Standard Chartered Bank and Norwich Union plc. A chartered accountant by profession since 1977, Mr. MacKenzie was, prior to 2005, a partner in both the Melbourne and Hong Kong offices of an international accounting firm now part of Deloitte. In 2001, Mr. MacKenzie was awarded the Australian Centenary Medal for services to public administration. He obtained a bachelor of business (accounting and quantitative methods) degree from the Swinburne University of Technology in 1974. Mr. MacKenzie has been a Fellow of both the Institute of Chartered Accountants in Australia and the Australian Institute of Company Directors since 1974 and 1994, respectively. He is the chairman of our audit committee.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. MacKenzie has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. MacKenzie has personal interests of 44,985 Shares and 171,378 underlying Shares in respect of share options and 72,155 restricted shares (not yet vested), granted under the share incentive plans of the Company. Save as disclosed above, as at the Latest Practicable Date, Mr. MacKenzie did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

Mr. MacKenzie entered into a director agreement with the Company under which he agreed to act as the Director commencing on April 24, 2008. He is not appointed for a specific term but will be subject to rotation, retirement and re-election at annual general meeting pursuant to the Articles. Mr. MacKenzie’s emoluments include Director’s fees of US$60,000 per annum, fees for attending Board meetings and Board committee meetings, and he may be entitled to share-based compensation. In deciding the emoluments of Mr. MacKenzie, the compensation committee of the Company will take into consideration as to the level of responsibility, experience and abilities required of Mr. MacKenzie, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. MacKenzie that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

(8)	Mr. Thomas Jefferson Wu (aged 39)

Independent non-executive Director

Mr. Wu was appointed as an independent non-executive Director on December 18, 2006. Mr. Wu has been the managing director of Hopewell Holdings Limited, a business conglomerate listed on the Stock Exchange, since October 2009. He has served in various roles with the Hopewell Holdings group since 1999, including group controller from March 2000 to June 2001, executive director since June 2001, chief operating officer from January 2002 to August 2002, deputy managing director from August 2003 to June 2007 and co-managing director from July 2007 to September 2009. He has served as the managing director of Hopewell Highway Infrastructure Limited since July 2003.

In 2006, the World Economic Forum selected Mr. Wu as a “Young Global Leader”. He was also awarded a “Directors of the Year” award by the Hong Kong Institute of Directors in November 2010 and an “Asian Corporate Director Recognition” award by Corporate Governance Asia in June 2011. Among other memberships in various trade, political and community organizations, Mr. Wu has been a member of the Advisory Committee of the SFC since June 2007 and a member of the Hong Kong-Japan Business Co-operation Committee of the Hong Kong Trade Development Council since January 2010, a council member of The Hong Kong Polytechnic University since April 2009, and a member of the Court of The Hong Kong University of Science and Technology since July 2009. He has also acted as the honorary consultant of the Institute of Accountants Exchange since May 2006, the honorary president of the Association of Property Agents and Realty Developers of Macau since June 2005, and was the vice chairman of The Chamber of Hong Kong Listed Companies from October 2003 to August 2010.

Mr. Wu obtained a master’s degree in business administration from Stanford University in 1999 and a bachelor’s degree in mechanical and aerospace engineering from Princeton University in 1994. He is the chairman of our compensation committee, a member of our audit committee and a member of our nominating and corporate governance committee.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Wu has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Wu has personal interests of 49,379 Shares and 254,511 underlying Shares in respect of share options and 70,320 restricted shares (not yet vested), granted under the share incentive plans of the Company. Save as disclosed above, as at the Latest Practicable Date, Mr. Wu did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

Mr. Wu entered into a director agreement with the Company under which he agreed to act as the Director commencing on December 18, 2006. He is not appointed for a specific term but will be subject to rotation, retirement and re-election at annual general meetings pursuant to the Articles. Mr. Wu’s emoluments include Director’s fees of US$60,000 per annum, fees for attending Board meeting, and Board committee meetings, and he may be entitled to share-based compensation. In deciding the emoluments of Mr. Wu, the compensation committee of the Company will take into consideration as to the level of responsibility, experience and abilities required of Mr. Wu, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

Save as disclosed above, there are no other matters concerning Mr. Wu that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(9)	Mr. Yiu Wa Alec Tsui (aged 62)

Independent non-executive Director

Mr. Tsui was appointed as an independent non-executive Director on December 18, 2006. Mr. Tsui has extensive experience in finance and administration, corporate and strategic planning, information technology and human resources management, having served at various international companies. He held key positions at the SFC from 1989 to 1993, joined the Stock Exchange in 1994 as an executive director of the finance and operations services division and was its chief executive from 1997 to July 2000. He was also the chief operating officer of Hong Kong Exchanges and Clearing Limited from March to August 2000. He was the chairman of the Hong Kong Securities Institute from 2001 to 2004. He was a consultant of the Shenzhen Stock Exchange from July 2001 to June 2002. Mr. Tsui was an independent non-executive director of each of National Arts Holdings Limited (formerly known as “Vertex Group Limited”) from March 2002 to April 2009, Synergis Holdings Limited from January 2005 to September 2008, Greentown China Holdings Limited from June 2006 to June 2010 and China Huiyuan Juice Group Limited from September 2006 to July 2010, all of which are companies listed on the Stock Exchange. Mr. Tsui has been the chairman of WAG Worldsec Corporate Finance Limited since 2002 and an independent non-executive director of a number of companies listed on the Stock Exchange, NASDAQ and the Shanghai Stock Exchange, including Industrial and Commercial Bank of China (Asia) Limited since August 2000, China Chengtong Development Group Limited since 2003, COSCO International Holdings Limited since 2004, China Power International Development Limited since 2004, China Blue Chemical Limited since 2006, Pacific Online Ltd. since 2007, ATA Inc. since 2008, China Oilfield Services Limited since 2009, and Summit Ascent Holdings Limited since March 2011. Mr. Tsui graduated from the University of Tennessee with a bachelor’s degree in industrial engineering in 1975 and a master of engineering degree in 1976. He completed a program for senior managers in government at the John F. Kennedy School of Government at Harvard University in 1993. He is the chairman of our nominating and corporate governance committee, a member of our audit committee and a member of our compensation committee.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Tsui has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Tsui has 49,379 Shares and 254,511 underlying Shares in respect of share options and 70,320 restricted shares (not yet vested), granted under the share incentive plans of the Company. Save as disclosed above, as at the Latest Practicable Date, Mr. Tsui did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

Mr. Tsui entered into a director agreement with the Company under which he agreed to act as the Director commencing on December 18, 2006. He is not appointed for a specific term but will be subject to rotation, retirement and re-election at annual general meetings pursuant to the Articles. Mr. Tsui’s emoluments include Director’s fees of US$60,000 per annum, fees for attending Board meeting and Board committee meeting, and he may be entitled to share-based compensation. In deciding the emoluments of Mr. Tsui, the compensation committee of the Company will take into consideration as to the level of responsibility, experience and abilities required of Mr. Tsui, his individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Tsui that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

(10)	Mr. Robert Wason Mactier (aged 47)

Independent non-executive Director

Mr. Mactier was appointed as an independent non-executive Director on December 18, 2006. Mr. Mactier joined the board of directors of STW Communications Group Limited, a publicly listed Australian communications and advertising company, in December 2006 and became its independent non-executive chairman in July 2008. He has also been a non-executive director of Aurora Community Television Limited since 2005. Since 1990, Mr. Mactier has held a variety of executive roles across the Australian investment banking and securities markets. He has been a consultant to UBS AG in Australia since June 2007. From March 1997 to January 2006, Mr. Mactier worked with Citigroup Pty Limited and its predecessor firms in Australia, and prior to this he worked with E.L. & C. Baillieu Limited from November 1994 to February 1997 and Ord Minnett Securities Limited from May 1990 to October 1994. During this time, he has gained broad advisory and capital markets transaction experience and specific industry expertise within the telecommunications, media, gaming, entertainment and technology sectors and across the private equity sectors. Prior to joining the investment banking industry, Mr. Mactier qualified as a chartered accountant in 1987, working with KPMG from January 1986 to April 1990 across their audit, management consulting and corporate finance practices. He obtained a bachelor’s degree in economics from the University of Sydney, Australia in 1986 and has been a Member of the Australian Institute of Company Directors since 2007. Mr. Mactier is a member of our compensation committee and nominating and corporate governance committee.

Save as disclosed above and immediately preceding the Latest Practicable Date, Mr. Mactier has not held any directorships in other listed public companies during the past three years, does not hold any other position with the Company or other members of the Group and does not have any other relationships with any of the other Directors, senior management, substantial shareholders or controlling shareholders of the Company.

As at the Latest Practicable Date and within the meaning of Part XV of the SFO, Mr. Mactier has 49,379 Shares and 254,511 underlying Shares in respect of share options and 70,320 restricted shares (not yet vested), granted under the share incentive plans of the Company. Save as disclosed above, as at the Latest Practicable Date, Mr. Mactier did not have, and was not deemed to have any interests or short positions in any Shares, underlying Shares or interests in debentures of the Company and its associated corporations within the meaning of Part XV of the SFO.

APPENDIX II	DETAILS OF DIRECTORS PROPOSED
TO BE RE-ELECTED

Mr. Mactier entered into a director agreement with the Company under which he agreed to act as the Director commencing on December 18, 2006. He is not appointed for a specific term but will be subject to rotation, retirement and re-election at annual general meetings pursuant to the Articles. Mr. Mactier’s emoluments include Director’s fees of US$60,000 per annum, fees for attending Board meetings and Board committee meetings, and he may be entitled to share-based compensation. In deciding the emoluments of Mr. Mactier, compensation committee of the Company will take into consideration as to the level of responsibility, experience and abilities required of Mr. Mactier, individual performance, the Company’s operating results and the remuneration offered for similar positions in comparable companies.

Save as disclosed above, there are no other matters concerning Mr. Mactier that need to be brought to the attention of the Shareholders in connection with his re-election and there is no other information that should be disclosed pursuant to Rule 13.51(2)(h) to (v) of the Listing Rules.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 6883)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2012

Dear Shareholders,

You are cordially invited to attend the Annual General Meeting of Shareholders of Melco Crown Entertainment Limited (the “Company”) which will be held at Salon III, Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 23, 2012 at 4:00 p.m. (Hong Kong time). The meeting is being held for the following purposes:

1.	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission, and to receive and adopt the financial statements and the directors’ and auditors’ reports for the year ended December 31, 2011.

2.	To ratify the appointment of and re-appoint the independent auditor, Deloitte Touche Tohmatsu, and to authorize the board (the “Board”) of directors (the “Directors”) of the Company to fix their remuneration.

As special business, to consider and, if thought fit, pass the following resolutions as ordinary resolutions:

ORDINARY RESOLUTIONS

3.	(I)	“THAT:

(a)	subject to paragraph (c) of this resolution, the exercise by the Directors during the Relevant Period of all the powers of the Company to allot, issue and deal with additional Shares and to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and other securities which carry rights to subscribe for or are convertible into Shares) which might require the exercise of such power be and it is hereby generally and unconditionally approved;

(b)	the approval in paragraph (a) of this resolution shall authorize the Directors during the Relevant Period to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and other securities which carry rights to subscribe for or are convertible into Shares) which might require the exercise of such power after the end of the Relevant Period;

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

(c)	the aggregate nominal amount of share capital allotted or agreed conditionally or unconditionally to be allotted (whether pursuant to an option or otherwise) by the Directors pursuant to the approval in paragraph (a) of this resolution, otherwise than pursuant to (i) a Rights Issue, (ii) the exercise of any rights of subscription or conversion under any existing warrants, bonds, debentures, notes and other securities issued by the Company which carry rights to subscribe for or are convertible into Shares, (iii) any option scheme or similar arrangement for the time being adopted for the grant or issue to officers and/or employees of the Company and/or any of its subsidiaries of Shares or rights to acquire Shares or (iv) any scrip dividend or similar arrangement providing for the allotment of Shares in lieu of the whole or part of dividend on Shares in accordance with the Amended and Restated Articles of Association of the Company (the “Articles”), shall not exceed the aggregate of:

(aa)	20 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution; and

(bb)	(if the Directors are so authorized by a separate resolution of the shareholders of the Company) the nominal amount of share capital of the Company repurchased by the Company subsequent to the passing of this resolution (up to a maximum equivalent to 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution), and the said approval shall be limited accordingly;

(d)	for the purposes of this resolution:

“Relevant Period” means the period from the passing of this resolution until whichever of the following first occurs:

i.	the conclusion of the next annual general meeting of the Company;

ii.	the expiration of the period within which the next annual general meeting of the Company is required by the Articles or any applicable laws of the Cayman Islands to be held; and

iii.	the revocation or variation of the authority given under this resolution by ordinary resolution of the shareholders of the Company in general meeting;

“Rights Issue” means an offer of Shares or issue of options, warrants or other securities giving the right to subscribe for Shares, open for a period fixed by the Directors to holders of Shares whose names appear on the register of members of the Company (and, where appropriate, to holders of other securities entitled to the offer) on a fixed record date in proportion to their then holdings of such Shares (or, where appropriate, such other securities) (subject in all cases to such exclusions or other arrangements as the Directors may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory applicable to the Company); and

“Shares” means shares of all classes in the capital of the Company and other securities which carry a right to subscribe or purchase shares of the Company.”

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

(II)	“THAT the Directors be and they are hereby authorized to exercise the powers of the Company referred to in paragraph (a) of the resolution set out as resolution (I) in item 3 of the notice of this meeting in respect of the share capital of the Company referred to in subparagraph (bb) of paragraph (c) of such resolution.”

4.	“THAT:

(a)	subject to paragraph (b) of this resolution, the exercise by the Directors during the Relevant Period of all the powers of the Company to repurchase Shares be and it is hereby generally and unconditionally approved;

(b)	the aggregate nominal amount of Shares which may be repurchased on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) or any other stock exchange recognized for this purpose by the Securities and Futures Commission of Hong Kong and the Stock Exchange under the Hong Kong Code on Share Repurchases pursuant to the approval in paragraph (a) of this Resolution shall not exceed 10 per cent. of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution, and the said approval shall be limited accordingly;

(c)	for the purposes of this resolution:

“Relevant Period” means the period from the passing of this resolution until whichever of the following first occurs:

i.	the conclusion of the next annual general meeting of the Company;

ii.	the expiration of the period within which the next annual general meeting of the Company is required by the Articles and any applicable laws of the Cayman Islands to be held; and

iii.	the revocation or variation of the authority given under this Resolution by ordinary resolution of the shareholders of the Company in general meeting; and

“Shares” means shares of all classes in the capital of the Company and other securities which carry a right to subscribe or purchase shares of the Company.”

5.	To re-elect Mr. Lawrence Yau Lung Ho, Mr. James Douglas Packer, Mr. John Peter Ben Wang, Mr. Yuk Man Chung, Mr. William Todd Nisbet, Mr. Rowen Bruce Craigie, Mr. James Andrew Charles MacKenzie, Mr. Thomas Jefferson Wu, Mr. Yiu Wa Alec Tsui and Mr. Robert Wason Mactier as the Directors, and to authorize the Board to fix the remuneration of all the Directors.

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

As special business, to consider and, if thought fit, pass the following resolution as special resolutions:

SPECIAL RESOLUTIONS

6.	To approve the adoption of the Chinese Company name: “ ”.

7.	“THAT:

(a)	the existing Amended and Restated Memorandum and Articles of Association of the Company be and are hereby amended in the following manner:

(i)	by adding the word “English” between the words “The name” and adding the following sentence to the end of the existing Clause 1 of the Amended and Restated Memorandum of Association:

“and the Chinese name of the Company is ”;

(ii)	by amending the definition of “Company” in Article 1 to include ;

(iii)	by adding the following sentence to the end of the existing Article 86:

“, except where the chairman of the meeting, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands”;

(iv)	by adding the word “and” in the existing Article 117(1)(iv);

(v)	by deleting the existing Article 117(1)(v) in its entirety;

(vi)	by renumbering Article 117(1)(vi) to Article 117(1)(v);

through the adoption of a new Amended and Restated Memorandum and Articles of Association of the Company (the “New Memorandum and Articles”) which reflect such amendments and replace the current Amended and Restated Memorandum and Articles of Association of the Company in their entirety.

(b)	the Directors be and are hereby authorized to do all such acts, deeds and things and execute all documents they consider necessary or expedient in connection with the implementation of or to give effect to the aforesaid amendment of the Amended and Restated Memorandum and Articles of Association of the Company, including, without limitation, causing to be prepared and filed with the Cayman Islands Registrar of Companies, the New Memorandum and Articles adopted pursuant to this resolution.”

APPENDIX III	NOTICE OF ANNUAL GENERAL MEETING

Notes:

1.	In order to identify shareholders who will be entitled to attend and vote at the meeting or any adjournment that may take place, all transfer forms accompanied by the relevant share certificates must be lodged with the Company’s share registrar and transfer office in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong not later than 4:30 p.m. on April 5, 2012. Shareholders whose names appear on the register of members of the Company at the close of business on April 5, 2012 shall be entitled to attend and vote at the meeting or any adjournment that may take place.

2.	A shareholder entitled to attend and vote at the meeting convened by the notice is entitled to appoint one or more proxies to attend and vote in his/her/its place. A proxy need not be a shareholder of the Company.

3.	Shareholders are requested to complete, date, sign and return the enclosed proxy form to reach the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong as promptly as possible but not later than 48 hours prior to the Annual General Meeting or adjourned meeting at which the proxy is to be used. The giving of such proxy will not affect your right to vote in person should you decide to attend the Annual General Meeting or adjourned meeting.

4.	With regard to resolution 3 above, the Directors wish to state that, currently, they have no plans to issue any additional new shares of the Company (other than (i) the shares to be issued upon vesting of restricted shares and exercise of the share options granted under the 2006 Share Incentive Plan; (ii) the shares to be issued upon vesting of restricted shares to non-connected person(s) of the Company and exercise of the share options granted under the 2011 Share Incentive Plan; and (iii) and future fund raising). The present general mandate to issue shares given by the shareholders expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

5.	With regard to resolution 4 above, the Directors wish to draw the attention of the shareholders to the circular which summarizes the more important provisions of the Rules Governing the Listing of Securities on the Stock Exchange (the “Listing Rules”) relating to the repurchase of shares on the Stock Exchange by a company and will be despatched to the shareholders together with the annual report. The present general mandate to repurchase shares given by the shareholders expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

6.	With regard to resolution 5 above, the Board proposes that the retiring Directors, namely, Mr. Lawrence Yau Lung Ho, Mr. James Douglas Packer, Mr. John Peter Ben Wang, Mr. Yuk Man Chung, Mr. William Todd Nisbet, Mr. Rowen Bruce Craigie, Mr. James Andrew Charles MacKenzie, Mr. Thomas Jefferson Wu, Mr. Yiu Wa Alec Tsui, and Mr. Robert Wason Mactier, be re-elected as the Directors. Details of these retiring Directors are set out in Appendix II to the Company’s circular to shareholders dated April 19, 2012.

7.	In accordance with the Listing Rules, voting on the above resolutions will be taken by poll.

By Order of the Board
Melco Crown Entertainment Limited
Lawrence Yau Lung Ho
Co-Chairman and Chief Executive Officer

Hong Kong, April 19, 2012

As at the date of this document, the Board comprises one executive Director, namely Mr. Ho, Lawrence Yau Lung (Co-Chairman and Chief Executive Officer); five non-executive Directors, namely Mr. Packer, James Douglas (Co-Chairman), Mr. Wang, John Peter Ben, Mr. Chung, Yuk Man, Mr. Nisbet, William Todd, and Mr. Craigie, Rowen Bruce; and four independent non-executive Directors, namely Mr. MacKenzie, James Andrew Charles, Mr. Wu, Thomas Jefferson, Mr. Tsui, Yiu Wa Alec, and Mr. Mactier, Robert Wason.

*	For identification purposes only

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 6883)

PROXY FORM FOR USE BY SHAREHOLDERS AT

THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 23, 2012

I/We1

of

being the registered holder(s) of2                                                                                                                        shares of US$0.01 each in

the capital of Melco Crown Entertainment Limited (the “Company”) HEREBY APPOINT3 THE CHAIRMAN OF

THE MEETING or

of

as my/our proxy to attend and vote for me/us at the Annual General Meeting of the Company to be held at Salon III,

Level 2, Grand Hyatt Macau, City of Dreams, Estrada do Istmo, Cotai, Macau on Wednesday, May 23, 2012 at 4:00 p.m. (Hong Kong time) and at any adjournment thereof as indicated below:

Ordinary Resolutions		For[4]	Against[5]

1.	To ratify the annual report on Form 20-F filed with the U.S. Securities and Exchange Commission and to receive and adopt the financial statements and the directors’ and auditors’ reports for the year ended December 31, 2011.

2.	To ratify the appointment of and re-appoint the independent auditor, Deloitte Touche Tohmatsu, and to authorize the board (the “Board”) of directors (the “Directors”) of the Company to fix their remuneration.

3.	(I) To grant a general and unconditional mandate to the Directors to issue new shares of the Company.

(II) To extend the general mandate granted to the Directors to issue new shares of the Company.

4.	To grant a general and unconditional mandate to the Directors to repurchase shares of the Company.

Ordinary Resolutions		For[4]	Against[5]

5.	(I) (a) To re-elect Mr. Lawrence Yau Lung Ho as the Director.

(b) To re-elect Mr. James Douglas Packer as the Director.

(c) To re-elect Mr. John Peter Ben Wang as the Director.

(d) To re-elect Mr. Yuk Man Chung as the Director.

(e) To re-elect Mr. William Todd Nisbet as the Director.

(f) To re-elect Mr. Rowen Bruce Craigie as the Director.

(g) To re-elect Mr. James Andrew Charles MacKenzie as the Director.

(h) To re-elect Mr. Thomas Jefferson Wu as the Director.

(i) To re-elect Mr. Yiu Wa Alec Tsui as the Director.

(j) To re-elect Mr. Robert Wason Mactier as the Director.

(II) To authorize the Board to fix the remuneration of all the Directors.

Special Resolutions

6.	To approve the adoption of the Chinese Company name: ..

7.	To amend the existing Amended and Restated Memorandum of Association (the “Memorandum”) and existing Amended and Restated Articles of Association (the “Articles”) of the Company, in the manner detailed in the notice convening the meeting, through the adoption of a replacement Amended and Restated Memorandum of Association and Articles of Association (the “New Memorandum and Articles”) and to authorize the Directors to do all such acts, deeds and things and execute all documents they consider necessary or expedient in connection with the implementation of or to give effect to the aforesaid amendment of Memorandum and Articles, including, without limitation, causing to be prepared and filed with the Cayman Islands Registrar of Companies, the New Memorandum and Articles adopted pursuant to this resolution.

Dated this                      day of                      2012                      Shareholder’s signature6:

Note:

1.	Full name(s) and address(es) to be inserted in BLOCK CAPITALS.

2.	Please insert the number of shares of US$0.01 each registered in your name(s). If no number is inserted, the proxy form will be deemed to relate to all the shares of the Company registered in your name(s).

3.	If any proxy other than the Chairman is preferred, strike out “THE CHAIRMAN OF THE MEETING or” and insert the name and address of the proxy desired in the space provided. Any alteration made to this proxy form must be initialled by the person who signs it. A proxy need not be a member of the Company but must be present in person to represent the member.

4.	IMPORTANT: IF YOU WISH TO VOTE FOR ANY RESOLUTION, PLEASE TICK THE BOX MARKED “FOR” BESIDE THE APPROPRIATE RESOLUTION. IF YOU WISH TO VOTE AGAINST ANY RESOLUTION, PLEASE TICK THE BOX MARKED “AGAINST” BESIDE THE APPROPRIATE RESOLUTION. Failure to complete any or all boxes will entitle your proxy to cast his votes on the relevant resolutions at his discretion. Your proxy will also be entitled to vote at his discretion on any resolution properly put to the meeting other than those referred to in the notice convening the meeting.

5.	Same as note (4) above.

6.	This proxy form must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, this proxy form must be under its common seal or under the hand of an officer or attorney duly authorized.

7.	If more than one of the joint holders be present at the meeting personally or by proxy, that one of the said persons so present whose name stands first on the register in respect of the relevant shares shall alone be entitled to vote in respect thereof.

8.	In order to be valid, this proxy form, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at the Company’s share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, not less than 48 hours before the time appointed for holding the meeting or any adjournment thereof.

9.	Completion and deposit of this proxy form will not preclude you from attending and voting at the meeting if you so wish.

*	For identification purposes only